Exhibit 99.1

Openmarkets, an Australian Trading and Wealth Management Fintech, Signs Definitive Agreement to Combine with Broad Capital Acquisition Corp. (Nasdaq: BRAC)

●	Openmarkets Group Pty Ltd (“OMG”) (www.openmarkets.group) is the parent company of “Openmarkets” (www.openmarkets.com.au), a group of market leading API-led market infrastructure fintech companies that provides a suite of technologies as well as access to Australian and international equities markets to B2B clients, including fintechs, trading platforms and investment professionals.
●	Openmarkets’ products and services include wholesale execution, clearing and settlement for Australian equity securities, a white-label order management system, an options risk management system, smart portfolio rebalancing technology, access to live data, news, reports and other API services, as well as exposure to equity capital markets transactions.
●	The combined company will likely be named OMGL Holdings Ltd and will apply for listing on the Nasdaq under the ticker “OMGL.”
●	OMG’s CEO, Dan Jowett, and the existing OMG management team to lead the combined group.
●	The enterprise value of OMG is estimated to be US$90 million, with another potential US$20 million in earnout over 2 years, contingent on certain performance conditions.
●	OMG’s shareholders will be locked up for one year from closing of the transaction.

New York, NY, January 19, 2023 – Openmarkets Group Pty Ltd (“OMG”), the parent company of Openmarkets that provides trading and wealth management tech solutions, and Broad Capital Acquisition Corp. (Nasdaq: BRAC), a special purpose acquisition company, announced today that they have entered into a definitive Agreement and Plan of Merger and Business Combination Agreement (the “Merger Agreement”) that upon closing will provide the opportunity for OMG to become a publicly traded company.

The transaction is expected to be completed in the second quarter of 2023, subject to regulatory approvals and other customary closing conditions. As of the closing, the combined entity, OMGL Holdings Ltd, an Australian public company (“OMGL”), is expected to be listed on the Nasdaq Capital Market.

The transaction reflects an estimated proforma enterprise value for OMG of US$90 million, with another potential US$20 million in earnout over 2 years (subject to achieving certain target revenues), and marks an important step in OMG’s overall growth and capital management strategy.

Following a period of strategic realignment, the company’s capital-raising initiatives are focused on driving the company’s renewed growth agenda, exploring strategic M&A to drive revenue synergies through the expansion of product and market portfolios, and continuing to invest in the development of innovative technologies to connect fintech clients and investment professionals to domestic and international markets.

Dan Jowett, CEO of OMG, commented, “The transaction we announced with BRAC today is another important milestone in OMG’s recent trajectory. The BRAC board’s recognition of our ambition through this merger will allow us to amplify our growth plans, expand our reach into new markets and wealthtech verticals, and continue to strengthen our disruptive B2B solutions for fintechs and finance professionals.”

Johann Tse, CEO of BRAC, added, “OMG is an exciting Australian Fintech company and perfectly positioned to capitalize on evolving industry dynamics such as the growth in independent advice firms, inbound/outbound Asian equity markets expansion and the intergenerational transfer of wealth. We look forward to working with the OMG team in achieving their mission of strengthening their market leading position in Australia and becoming a leader in international markets.”

As part of the transaction, OMG will retain its experienced management team, led by CEO Dan Jowett. The board of directors of the combined company will consist of seven directors, of whom two individuals will be designated by BRAC and of whom five individuals will be designated by OMG.

Transaction Overview

Upon the closing of the transactions contemplated by the Merger Agreement, (a) BRAC will be merged with a subsidiary of OMGL called OMGH Merger Sub Corp., a Delaware company and wholly owned subsidiary of OMGL (“Merger Sub”), with BRAC surviving the merger as a subsidiary of OMGL (the “Redomestication Merger”), after which BRAC will be liquidated and distribute its assets to OMGL. OMG’s shareholders will then contribute their shares in OMG to OMGL in exchange for newly-issued shares in OMGL (the “Acquisition Contribution and Exchange”), resulting in OMG becoming a direct wholly owned subsidiary of OMGL (collectively, the “Business Combination”).

Pursuant to the terms of the Merger Agreement, the consideration to be paid in newly issued ordinary shares of OMGL at a deemed price of $10.00 per share at the closing of the Business Combination to existing shareholders of OMG is to be based upon a calculation of a US$90 million base enterprise value, further adjusted for any cash and outstanding debt of OMG and other customary closing adjustments, with another US$20 million (2,000,000 shares) deposited with an independent escrow agent to support an agreed earnout structure (together, the “Consideration”). The Consideration excludes certain transaction costs, the net cash and debt of OMG as at closing and an estimate of the working capital adjustment described below.

Out of the closing Consideration, shares having a deemed value of approximately US$16 million will be deposited with an independent escrow agent to support certain indemnifications given by OMG under the Transaction.

The Business Combination has been approved by the boards of directors of each of BRAC and OMG and by the shareholders of OMG. The Business Combination will require the approval of the shareholders of BRAC and is subject to other customary closing conditions, including a definitive proxy statement on Schedule 14A of BRAC being filed with and cleared by the U.S. Securities and Exchange Commission (the “SEC”). The transaction is expected to close in the second quarter of 2023.

Additional information about the proposed Business Combination, including a copy of the Merger Agreement, will be available in a Current Report on Form 8-K to be filed by BRAC with the U.S. Securities and Exchange Commission and at www.sec.gov.

Advisors

ARC Group Limited is acting as sole financial and M&A advisor to OMG on the transaction. Biztech Lawyers are acting as US and Australian legal counsel to OMG. MSPC Certified Public Accountants and Advisors and Moore Australia serve as OMG’s auditors. Nelson Mullins Riley & Scarborough LLP is acting as US legal counsel to BRAC and King Kee Appraisal and Advisory is providing its opinion on the Business Combination.

About Broad Capital Acquisition Corp.

Broad Capital Acquisition Corp. (“BRAC”) is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On January 11, 2022, BRAC consummated its initial public offering (the “IPO”) of 10,159,069 units (including an additional 159,069 units pursuant to the partial exercise of the underwriters over-allotment option) at $10.00 per unit. Each unit consisted of one share of common stock and one right to receive one-tenth of one share of common stock upon the consummation of an initial business combination. The aggregate gross proceeds of the IPO, including the over-allotment, were $101,590,690 , prior to deducting underwriting discounts, commissions, and other offering expenses. Chardan Capital Markets, LLC served as the sole book-running manager of the IPO.

Important Information About the Proposed Business Combination and Where to Find It

For additional information on the proposed Business Combination, see BRAC’s Current Report on Form 8-K to be filed with the SEC. In connection with the Business Combination, BRAC intends to file relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. Before making any voting decision, BRAC’s shareholders are advised to read, when available, the Proxy Statement, the amendments thereto and the definitive proxy statement and documents incorporated by reference therein, if any, filed in connection with the proposed Business Combination, as these materials will contain important information about OMG and BRAC and the proposed Business Combination. Promptly after any SEC comments on the Proxy Statement have been cleared, BRAC will deliver the definitive Proxy Statement and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the Business Combination and other proposals set forth in the Proxy Statement. The documents filed by BRAC with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to Broad Capital Acquisition Corp., 5345 Annabel Lane, Plano, Texas 75093; Attn: Rita Jiang; rita.jiang@brac-spac.com; tel. (646) 691-5047.

Participants in the Solicitation

Broad Capital Acquisition Corp., a Delaware corporation (“BRAC”), Openmarkets Group Pty Ltd, an Australian corporation (“OMG”), and their respective directors, executive officers, employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of shares of BRAC common stock in respect of the proposed transaction described herein. Information about BRAC’s directors and executive officers and their ownership of BRAC’s common stock is set forth in BRAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K”) and the final prospectus dated January 11, 2022 (the “Prospectus”) filed with the SEC in connection with the IPO, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated below.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding the proposed transactions contemplated by the Merger Agreement, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company and the expected timing of the Business Combination. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on BRAC and OMG managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against BRAC, OMG, the combined company, or others following the announcement of the Business Combination and the Merger Agreement; (3) the inability to complete the Business Combination, including due to the failure to obtain approval of BRAC’s stockholders or to satisfy other conditions to closing in the Merger Agreement; (4) the amount of redemption requests made by BRAC’s stockholders; (5) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws; (6) the ability to meet Nasdaq listing standards following the consummation of the Business Combination; (7) the risk that the Business Combination disrupts current plans and operations of OMG as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with third parties and partners and retain its management and key employees; (9) costs related to the Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that OMG or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; (12) the availability of capital to support future operations and OMG estimates of expenses; (13) changes in the assumptions underlying OMG’s expectations regarding its future business or business model; and (14) other risks and uncertainties set forth in the Registration Statement to be filed by BRAC with the SEC in connection with the Business Combination, including those under “Risk Factors” therein, and other documents filed or to be filed from time to time with the SEC by BRAC.

A further list and description of risks and uncertainties can be found in the Form 10-K and in the Proxy Statement on Schedule 14A that will be filed with the SEC by BRAC in connection with the proposed transaction, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Any forward-looking statement made by us in this press release is based only on information currently available to BRAC and OMG and speaks only as of the date on which it is made. BRAC and OMG undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law. Forecasts and estimates regarding OMG’s industry and end markets are based on sources BRAC and OMG believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and do not reflect actual results.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination.

Broad Capital Acquisition Corp. Contact

Name: Johann Tse

Title: CEO

Email: johann.tse@brac-spac.com

Tel: (469) 951-3088

Openmarkets Group Pty Ltd Contact:

Sam Sinclair, Six O’Clock Advisory

s.sinclair@sixoclock.com.au

+61 415 515 233

For more information about OMG, please visit https://openmarkets.group/